SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Information to be Included in Statements Filed Pursuant to § 240.13d-1(b), (c) and (d) and

Amendments Thereto Filed Pursuant to § 240.13d-2

Under the Securities Exchange Act of 1934

(Amendment No.     )*

MEDALLIA, INC.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

584021109

(CUSIP Number)

December 31, 2019

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

**	This CUSIP number applies to the Issuer’s American depositary shares, each representing four Class A Ordinary Shares.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 584021109	SCHEDULE 13G	Page 2 of 24 Pages

1	NAME OF REPORTING PERSON SC US GF V HOLDINGS, LTD. (“SC USGF V Holdco”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 25,226,945
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 25,226,945

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,226,945
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 19.7%[1]
12	TYPE OF REPORTING PERSON OO

[1]

Based on a total of 128,332,470 shares outstanding as of November 29, 2019, as reported in the Issuer’s Quarterly Report on Form10-Q filed with the Securities and Exchange Commission on November 11, 2019.

CUSIP No. 584021109	SCHEDULE 13G	Page 3 of 24 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH FUND V, L.P. (“SC USGF V”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 25,226,945 shares, of which 25,226,945 shares are directly owned by SC USGF V Holdco. SC USGF V Holdco is wholly owned by SC USGF V and SC USGF PF V.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 25,226,945 shares, of which 25,226,945 shares are directly owned by SC USGF V Holdco. SC USGF V Holdco is wholly owned by SC USGF V and SC USGF PF V.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,226,945
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 19.7%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 128,332,470 shares outstanding as of November 29, 2019, as reported in the Issuer’s Quarterly Report on Form10-Q filed with the Securities and Exchange Commission on November 11, 2019.

CUSIP No. 584021109	SCHEDULE 13G	Page 4 of 24 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL USGF PRINCIPALS FUND V, L.P. (“SC USGF PF V”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 25,226,945 shares, of which 25,226,945 shares are directly owned by SC USGF V Holdco. SC USGF V Holdco is wholly owned by SC USGF V and SC USGF PF V.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 25,226,945 shares, of which 25,226,945 shares are directly owned by SC USGF V Holdco. SC USGF V Holdco is wholly owned by SC USGF V and SC USGF PF V.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,226,945
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 19.7%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 128,332,470 shares outstanding as of November 29, 2019, as reported in the Issuer’s Quarterly Report on Form10-Q filed with the Securities and Exchange Commission on November 11, 2019.

CUSIP No. 584021109	SCHEDULE 13G	Page 5 of 24 Pages

1	NAME OF REPORTING PERSON SCGF V MANAGEMENT, L.P. (“SCGF V MGMT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

25,226,945 shares, of which 25,226,945 shares are directly owned by SC USGF V Holdco. SC USGF V Holdco is wholly owned by SC USGF V and SC USGF PF V. The General Partner of each of SC USGF V and SC USGF PF V is SCGF V MGMT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

25,226,945 shares, of which 25,226,945 shares are directly owned by SC USGF V Holdco. SC USGF V Holdco is wholly owned by SC USGF V and SC USGF PF V. The General Partner of each of SC USGF V and SC USGF PF V is SCGF V MGMT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,226,945
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 19.7%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 128,332,470 shares outstanding as of November 29, 2019, as reported in the Issuer’s Quarterly Report on Form10-Q filed with the Securities and Exchange Commission on November 11, 2019.

CUSIP No. 584021109	SCHEDULE 13G	Page 6 of 24 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH FUND VI, L.P. (“SC US GF VI”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 9,713,752
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 9,713,752

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,713,752
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.6%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 128,332,470 shares outstanding as of November 29, 2019, as reported in the Issuer’s Quarterly Report on Form10-Q filed with the Securities and Exchange Commission on November 11, 2019.

CUSIP No. 584021109	SCHEDULE 13G	Page 7 of 24 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH VI PRINCIPALS FUND, L.P. (“SC US GF VI PF”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 486,555
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 486,555

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 486,555
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 128,332,470 shares outstanding as of November 29, 2019, as reported in the Issuer’s Quarterly Report on Form10-Q filed with the Securities and Exchange Commission on November 11, 2019.

CUSIP No. 584021109	SCHEDULE 13G	Page 8 of 24 Pages

1	NAME OF REPORTING PERSON SC U.S. GROWTH VI MANAGEMENT, L.P. (“SC US GF VI MGMT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

10,200,307 shares, of which 9,713,752 shares are directly owned by SC US GF VI and 486,555 shares are directly owned by SC US GF VI PF. The General Partner of each of SC US GF VI and SC US GF VI PF is SC US GF VI MGMT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

10,200,307 shares, of which 9,713,752 shares are directly owned by SC US GF VI and 486,555 shares are directly owned by SC US GF VI PF. The General Partner of each of SC US GF VI and SC US GF VI PF is SC US GF VI MGMT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,200,307
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.9%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 128,332,470 shares outstanding as of November 29, 2019, as reported in the Issuer’s Quarterly Report on Form10-Q filed with the Securities and Exchange Commission on November 11, 2019.

CUSIP No. 584021109	SCHEDULE 13G	Page 9 of 24 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GLOBAL GROWTH FUND, LP (“SC GGF”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 8,726,574
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 8,726,574

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,726,574
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.8%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 128,332,470 shares outstanding as of November 29, 2019, as reported in the Issuer’s Quarterly Report on Form10-Q filed with the Securities and Exchange Commission on November 11, 2019.

CUSIP No. 584021109	SCHEDULE 13G	Page 10 of 24 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND, LP (“SC GGF PF”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 253,230
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 253,230

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 253,230
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 128,332,470 shares outstanding as of November 29, 2019, as reported in the Issuer’s Quarterly Report on Form10-Q filed with the Securities and Exchange Commission on November 11, 2019.

CUSIP No. 584021109	SCHEDULE 13G	Page 11 of 24 Pages

1	NAME OF REPORTING PERSON SCGGF MANAGEMENT, L.P. (“SCGGF MGMT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

8,979,804 shares, of which 8,726,574 shares are directly owned by SC GGF and 253,230 shares are directly owned by SC GGF PF. The General Partner of each of SC GGF and SC GGF PF is SCGGF MGMT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

8,979,804 shares, of which 8,726,574 shares are directly owned by SC GGF and 253,230 shares are directly owned by SC GGF PF. The General Partner of each of SC GGF and SC GGF PF is SCGGF MGMT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,979,804
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.0%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 128,332,470 shares outstanding as of November 29, 2019, as reported in the Issuer’s Quarterly Report on Form10-Q filed with the Securities and Exchange Commission on November 11, 2019.

CUSIP No. 584021109	SCHEDULE 13G	Page 12 of 24 Pages

1	NAME OF REPORTING PERSON SC US (TTGP), LTD. (“SC US TTGP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

44,407,056 shares, of which 25,226,945 shares are directly owned by SC USGF V Holdco, 9,713,752 shares are directly owned by SC US GF VI, 486,555 shares are directly owned by SC US GF VI PF, 8,726,574 shares are directly owned by SC GGF and 253,230 shares are directly owned by SC GGF PF. SC USGF V Holdco is wholly owned by SC USGF V and SC USGF PF V. The General Partner of each of SC USGF V and SC USGF PF V is SCGF V MGMT. The General Partner of each of SC US GF VI and SC US GF VI PF is SC US GF VI MGMT. The General Partner of each of SC GGF and SC GGF PF is SCGGF MGMT. SC US TTGP is the General Partner of each of SCGF V MGMT, SC US GF VI MGMT and SCGGF MGMT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

44,407,056 shares, of which 25,226,945 shares are directly owned by SC USGF V Holdco, 9,713,752 shares are directly owned by SC US GF VI, 486,555 shares are directly owned by SC US GF VI PF, 8,726,574 shares are directly owned by SC GGF and 253,230 shares are directly owned by SC GGF PF. SC USGF V Holdco is wholly owned by SC USGF V and SC USGF PF V. The General Partner of each of SC USGF V and SC USGF PF V is SCGF V MGMT. The General Partner of each of SC US GF VI and SC US GF VI PF is SC US GF VI MGMT. The General Partner of each of SC GGF and SC GGF PF is SCGGF MGMT. SC US TTGP is the General Partner of each of SCGF V MGMT, SC US GF VI MGMT and SCGGF MGMT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 44,407,056
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 34.6%[1]
12	TYPE OF REPORTING PERSON OO

[1]

Based on a total of 128,332,470 shares outstanding as of November 29, 2019, as reported in the Issuer’s Quarterly Report on Form10-Q filed with the Securities and Exchange Commission on November 11, 2019.

CUSIP No. 584021109	SCHEDULE 13G	Page 13 of 24 Pages

1	NAME OF REPORTING PERSON JAMES J. GOETZ (“JG”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

8,979,804 shares, of which 8,726,574 shares are directly owned by SC GGF and 253,230 shares are directly owned by SC GGF PF. The General Partner of each of SC GGF and SC GGF PF is SCGGF MGMT. SC US TTGP is the General Partner SCGGF MGMT. The directors and stockholders of SC US TTGP who exercise voting and investment discretion with respect to the shares held by SC GGF and SC GGF PF are Messrs. DL and JG.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

8,979,804 shares, of which 8,726,574 shares are directly owned by SC GGF and 253,230 shares are directly owned by SC GGF PF. The General Partner of each of SC GGF and SC GGF PF is SCGGF MGMT. SC US TTGP is the General Partner SCGGF MGMT. The directors and stockholders of SC US TTGP who exercise voting and investment discretion with respect to the shares held by SC GGF and SC GGF PF are Messrs. DL and JG.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,979,804
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.0%[1]
12	TYPE OF REPORTING PERSON IN

[1]

Based on a total of 128,332,470 shares outstanding as of November 29, 2019, as reported in the Issuer’s Quarterly Report on Form10-Q filed with the Securities and Exchange Commission on November 11, 2019.

CUSIP No. 584021109	SCHEDULE 13G	Page 14 of 24 Pages

1	NAME OF REPORTING PERSON DOUGLAS LEONE (“DL”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 399,265
	6

  SHARED VOTING POWER

8,979,804 shares, of which 8,726,574 shares are directly owned by SC GGF and 253,230 shares are directly owned by SC GGF PF. The General Partner of each of SC GGF and SC GGF PF is SCGGF MGMT. SC US TTGP is the General Partner SCGGF MGMT. The directors and stockholders of SC US TTGP who exercise voting and investment discretion with respect to the shares held by SC GGF and SC GGF PF are Messrs. DL and JG.

	7	SOLE DISPOSITIVE POWER 399,265
	8

  SHARED DISPOSITIVE POWER

8,979,804 shares, of which 8,726,574 shares are directly owned by SC GGF and 253,230 shares are directly owned by SC GGF PF. The General Partner of each of SC GGF and SC GGF PF is SCGGF MGMT. SC US TTGP is the General Partner SCGGF MGMT. The directors and stockholders of SC US TTGP who exercise voting and investment discretion with respect to the shares held by SC GGF and SC GGF PF are Messrs. DL and JG.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,379,069
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.3%[1]
12	TYPE OF REPORTING PERSON IN

[1]

Based on a total of 128,332,470 shares outstanding as of November 29, 2019, as reported in the Issuer’s Quarterly Report on Form10-Q filed with the Securities and Exchange Commission on November 11, 2019.

CUSIP No. 584021109	SCHEDULE 13G	Page 15 of 24 Pages

1	NAME OF REPORTING PERSON DENARVOR, L.L.C. (“Denarvor”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,425
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,425

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,425
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%[1]
12	TYPE OF REPORTING PERSON OO

[1]

Based on a total of 128,332,470 shares outstanding as of November 29, 2019, as reported in the Issuer’s Quarterly Report on Form10-Q filed with the Securities and Exchange Commission on November 11, 2019.

CUSIP No. 584021109	SCHEDULE 13G	Page 16 of 24 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. SCOUT FUND IV, L.L.C. (“SC US SF IV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,425 shares, of which 1,425 shares are directly owned by Denarvor. Denarvor is wholly owned by SC US SF IV.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,425 shares, of which 1,425 shares are directly owned by Denarvor. Denarvor is wholly owned by SC US SF IV.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,425
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 128,332,470 shares outstanding as of November 29, 2019, as reported in the Issuer’s Quarterly Report on Form10-Q filed with the Securities and Exchange Commission on November 11, 2019.

CUSIP No. 584021109	SCHEDULE 13G	Page 17 of 24 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. SCOUT SEED FUND 2013, L.P. (“SC US SSF 2013”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,425 shares, of which 1,425 shares are directly owned by Denarvor. Denarvor is wholly owned by SC US SF IV. SC US SF IV is wholly owned by SC US SSF 2013.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,425 shares, of which 1,425 shares are directly owned by Denarvor. Denarvor is wholly owned by SC US SF IV. SC US SF IV is wholly owned by SC US SSF 2013.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,425
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 128,332,470 shares outstanding as of November 29, 2019, as reported in the Issuer’s Quarterly Report on Form10-Q filed with the Securities and Exchange Commission on November 11, 2019.

CUSIP No. 584021109	SCHEDULE 13G	Page 18 of 24 Pages

1	NAME OF REPORTING PERSON SC U.S. SCOUT SEED FUND 2013 MANAGEMENT, L.P. (“SC SSF 2013 MGMT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

1,425 shares, of which 1,425 shares are directly owned by Denarvor. Denarvor is wholly owned by SC US SF IV. SC US SF IV is wholly owned by SC US SSF 2013. The General Partner of SC US SSF 2013 is SC SSF 2013 MGMT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

1,425 shares, of which 1,425 shares are directly owned by Denarvor. Denarvor is wholly owned by SC US SF IV. SC US SF IV is wholly owned by SC US SSF 2013. The General Partner of SC US SSF 2013 is SC SSF 2013 MGMT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,425
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 128,332,470 shares outstanding as of November 29, 2019, as reported in the Issuer’s Quarterly Report on Form10-Q filed with the Securities and Exchange Commission on November 11, 2019.

CUSIP No. 584021109	SCHEDULE 13G	Page 19 of 24 Pages

1	NAME OF REPORTING PERSON SC US SSF 2013 (TTGP), L.L.C. (“SC US SSF 2013 TTGP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

1,425 shares, of which 1,425 shares are directly owned by Denarvor. Denarvor is wholly owned by SC US SF IV. SC US SF IV is wholly owned by SC US SSF 2013. The General Partner of SC US SSF 2013 is SC SSF 2013 MGMT. SC US SSF 2013 TTGP is the General Partner of SC SSF 2013 MGMT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

1,425 shares, of which 1,425 shares are directly owned by Denarvor. Denarvor is wholly owned by SC US SF IV. SC US SF IV is wholly owned by SC US SSF 2013. The General Partner of SC US SSF 2013 is SC SSF 2013 MGMT. SC US SSF 2013 TTGP is the General Partner of SC SSF 2013 MGMT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,425
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%[1]
12	TYPE OF REPORTING PERSON OO

[1]

Based on a total of 128,332,470 shares outstanding as of November 29, 2019, as reported in the Issuer’s Quarterly Report on Form10-Q filed with the Securities and Exchange Commission on November 11, 2019.

CUSIP No. 584021109	SCHEDULE 13G	Page 20 of 24 Pages

ITEM 1.

(a) Name of Issuer:

Medallia, Inc.

(b) Address of Issuer’s Principal Executive Offices:

575 Market Street, Suite 1850

San Francisco, California 94105

ITEM 2.

(a) Name of Persons Filing:

SC US GF V Holdings, Ltd.

Sequoia Capital U.S. Growth Fund V, L.P.

Sequoia Capital USGF Principals Fund V, L.P.

SCGF V Management, L.P.

Sequoia Capital U.S. Growth Fund VI, L.P.

Sequoia Capital U.S. Growth VI Principals Fund, L.P.

SC U.S. Growth VI Management, L.P.

Sequoia Capital Global Growth Fund, LP

Sequoia Capital Global Growth Principals Fund, LP?

SCGGF Management, L.P.

SC US (TTGP), LTD.

James J. Goetz

Douglas Leone

Denarvor, L.L.C.

Sequoia Capital U.S. Scout Fund IV, L.L.C.

Sequoia Capital U.S. Scout Seed Fund 2013, L.P.

SC U.S. Scout Seed Fund 2013 Management, L.P.

SC US SSF 2013 (TTGP), L.L.C.

SC USGF V Holdco is wholly owned by SC USGF V and SC USGF PF V. The General Partner of each of SC USGF V and SC USGF PF V is SCGF V MGMT. The General Partner of each of SC US GF VI and SC US GF VI PF is SC US GF VI MGMT. The General Partner of each of SC GGF and SC GGF PF is SCGGF MGMT. The General Partner of each of SCGF V MGMT, SC US GF VI MGMT and SCGGF MGMT is SC US TTGP. The directors and stockholders of SC US TTGP who exercise voting and investment discretion with respect to the shares held by SC GGF and SC GGF PF are Messrs. DL and JG.

Denarvor is wholly owned by SC US SF IV. SC US SF IV is wholly owned by SC US SSF 2013. The General Partner of SC US SSF 2013 is SC SSF 2013 MGMT. SC US SSF 2013 TTGP is the General Partner of SC SSF 2013 MGMT.

(b) Address of Principal Business Office or, if none, Residence:

2800 Sand Hill Road, Suite 101

Menlo Park, CA 94025

(c) Citizenship:

SC USGF V Holdco, SC USGF V, SC USGF PF V, SCGF V MGMT, SC US GF VI, SC US GF VI PF, SC US GF VI MGMT, SC GGF, SC GGF PF, SCGGF MGMT, SC US TTGP: Cayman Islands

Denavor, SC US SF IV, SC US SSF 2013, SC SSF 2013 MGMT, SC US SSF 2013 TTGP: Delaware

JG, DL: USA

CUSIP No. 584021109	SCHEDULE 13G	Page 21 of 24 Pages

(d) CUSIP Number:

584021109

ITEM 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.	OWNERSHIP

SEE ROWS 5 THROUGH 11 OF COVER PAGES

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☐.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

NOT APPLICABLE

ITEM 10.	CERTIFICATION

NOT APPLICABLE

CUSIP No. 584021109	SCHEDULE 13G	Page 22 of 24 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2020

SC US GF V Holdings, Ltd.

By:	Sequoia Capital U.S. Growth Fund V, L.P. Sequoia Capital USGF Principals Fund V, L.P.
its Members

By:	SCGF V Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

Sequoia Capital U.S. Growth Fund V, L.P. Sequoia Capital USGF Principals Fund V, L.P.

By:	SCGF V Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SCGF V Management, L.P.

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

CUSIP No. 584021109	SCHEDULE 13G	Page 23 of 24 Pages

Sequoia Capital U.S. Growth Fund VI, L.P. Sequoia Capital U.S. Growth VI Principals Fund, L.P.

By:	SC U.S. Growth VI Management, L.P.
its General Partner

By:	SC US (TTGP), LTD.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SC U.S. Growth VI Management, L.P.

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

Sequoia Capital Global Growth Fund, LP
Sequoia Capital Global Growth Principals Fund, LP

By:	SCGGF Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SCGGF Management, L.P.

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SC US (TTGP), Ltd.

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

James J. Goetz

By:	/s/ James J. Goetz
James J. Goetz

CUSIP No. 584021109	SCHEDULE 13G	Page 24 of 24 Pages

Douglas Leone

By:	/s/ Douglas Leone
Douglas Leone

Denarvor, L.L.C.

By:	Sequoia Capital U.S. Scout Fund IV, L.L.C. Sequoia Capital U.S. Scout Seed Fund 2013, L.P.
its Members

By:	SC U.S. Scout Seed Fund 2013 Management, L.P.
its General Partner

By:	SC US SSF 2013 (TTGP), L.L.C.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

Sequoia Capital U.S. Scout Fund IV, L.L.C. Sequoia Capital U.S. Scout Seed Fund 2013, L.P.

By:	SC U.S. Scout Seed Fund 2013 Management, L.P.
its General Partner

By:	SC US SSF 2013 (TTGP), L.L.C.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SC U.S. Scout Seed Fund 2013 Management, L.P.

By:	SC US SSF 2013 (TTGP), L.L.C.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SC US SSF 2013 (TTGP), L.L.C.

By:	/s/ Douglas Leone
Douglas Leone, Managing Director